The PMI Group, Inc.

News Release

Media Contact: Beth Haiken (925) 658-6192 Investor Contact: Bill Horning (925) 658-6193

April 29, 2005

The PMI Group, Inc. Promotes Thomas H. Jeter to
Vice President and Corporate Controller

Walnut Creek, CA, April 29, 2005 –The PMI Group, Inc. (NYSE: PMI) announced today that it has promoted Thomas H. Jeter to Vice President and Corporate Controller, effective May 10, 2005. Mr. Jeter joined PMI in 2002.

As Corporate Controller, Mr. Jeter is the chief accounting officer responsible for all accounting functions within the company, including United States GAAP Accounting Policy and SEC and statutory reporting, as well as tax planning and compliance.

“Tom has managed the accounting and financial reporting functions for PMI during a period of significantly increased change, complexity, and oversight,” said Donald P. Lofe, Jr., Executive Vice President and Chief Financial Officer. “He has provided critical leadership to the accounting and reporting functions, and his promotion is well-deserved.”

Prior to joining PMI, Mr. Jeter was with PricewaterhouseCoopers LLP where he was a Senior Manager in the Financial Services Division. In addition to his public accounting experience, Mr. Jeter worked for two years at Provident Funding in the finance and accounting department. He holds a Bachelor of Science in Finance from the University of San Francisco, and is a Certified Public Accountant.

Brian P. Shea, who currently holds the position of Corporate Controller at PMI, has accepted a position with another financial services company. “Brian has done an outstanding job during his tenure at PMI. We thank him, and wish him all the best in his future endeavors,” Lofe said.

The PMI Group, Inc., headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance and financial guaranty reinsurance.